EXHIBIT 12

                                           TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
                                                  SUPPLEMENTAL FINANCIAL INFORMATION
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (unaudited)



                                                                                     Years Ended December 31,
                                                                     1998         1997         1996         1995         1994
                                                                   --------     --------     --------     --------     --------
                                                                                  (Dollar amounts in millions)



Fixed charges:
    Interest and debt expense .................................   $  382.2    $  354.4     $  314.2      $  307.5     $  234.9
    One-third of rent expense .................................       24.2        23.8          8.7           8.6         16.4
                                                                  --------    --------     --------      --------     --------
        Total .................................................   $  406.4    $  378.2     $  322.9      $  316.1     $  251.3
                                                                  ========    ========     ========      ========     ========

Earnings:
    Income from continuing
       operations before income
       taxes ..................................................   $  212.4    $  192.5     $  221.0      $  222.8     $  166.8
    Fixed charges .............................................      406.4       378.2        322.9         316.1        251.3
                                                                  --------    --------     --------      --------     --------
        Total .................................................   $  618.8    $  570.7     $  543.9      $  538.9     $  418.1
                                                                  ========    ========     ========      ========     ========
    Ratio of earnings to fixed
       charges ................................................       1.52       1.51          1.68          1.70         1.66
                                                                      ====       ====          ====          ====         ====
